Exhibit 99.1

99 CENTS ONLY STORES REPORTS RECORD QUARTERLY SALES OF
$78.0 MILLION FOR THE THIRD QUARTER ENDED SEPT. 30, 1998, A
32.2 PERCENT INCREASE

RECORD SALES OF $212.6 MILLION FOR THE FIRST NINE MONTHS, AN INCREASE OF 30.0 PERCENT OVER LAST YEAR.

CITY OF COMMERCE, Calif.--(BUSINESS WIRE)--Oct. 6, 1998-- 99 Cents Only Stores (NYSE:NDN - news) reported record sales of $78.0 million for the third quarter and record sales of $212.6 million for the nine months ended Sept. 30, 1998.

This represents an increase of $19.0 million or 32.2 percent over sales of $59.0 million during the third quarter of 1997 and an increase of $49.1 million, or
30.0 percent, for the first nine months of 1998.

Retail sales for the third quarter ended Sept. 30, 1998, included $59.1 million of 99 Cents Only Stores' sales, an increase of 25.9 percent over the third quarter 1997. Total retail sales for the third quarter were $61.6 million, including $2.5 million of retail sales of Universal International Inc., from the date of the closing of the acquisition, Sept. 17, 1998, through Sept. 30, 1998.

99 Cents Only Stores' sales for the nine-month period ended Sept. 30, 1998, excluding the $2.5 million of Universal retail sales, were $167.3 million, an increase of 30.0 percent, over 1997. New stores opened in 1998 and the full period effect of stores added in 1997 accounted for the majority of this increase.

Comparable same store sales for the third quarter for 99 Cents Only Stores increased 4.2 percent. Comparable same store sales are calculated for stores that have been open for more than 15 months. Comparable same store sales, adjusted to give effect for new store openings within a three-mile radius of existing stores, increased 6.9 percent in the third quarter.

Wholesale sales for the third quarter and the nine-month period ended Sept. 30, 1998, were $16.4 million and $42.8 million, compared with $12.0 million and $34.8 million in 1997. Included in the wholesale sales were $7.0 million of wholesale sales to Universal in the third quarter and $12.0 million for the nine-month period ended Sept. 30, 1998. These wholesale sales to Universal were billed at cost.

99 Cents Only Stores opened three stores during the third quarter of 1998 and a total of nine stores, including two relocations during the nine months ended Sept. 30, 1998. Currently the company has four secured locations including one San Diego-county location.

David Gold, president of the company said: "We are pleased to announce continued record net sales for the third quarter of 1998 and for the first nine months of 1998. We look forward to opening four more stores this year, including our first stores in San Diego County and Riverside County, Calif."

99 Cents Only Stores, the nation's oldest existing one-price retailer, operates 60 99 Cents Only Stores located in Southern California. It also operates 73 Only Deals and Odd's-N-End's stores located in the Upper Midwest, New York and Texas, through its Universal subsidiary. 99 Cents Only Stores emphasizes name-brand consumables at an excellent value, in clean, attractively merchandised stores.

This news release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements are inherently unreliable and actual results may differ. Factors that could cause actual results to differ materially from these forward-looking statements include changes in the competitive marketplace, general economic conditions, factors affecting the retail industry in general, the timing of new store openings, the ability of the company to acquire inventory at favorable costs and other factors discussed in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.




                                        6